Exhibit 99.1

DXC Technology Reports First Quarter Fiscal Year 2024 Results

•Revenues of $3.45 billion for Q1 FY24, down 7.0% as compared to prior year period, and down 3.6% on an organic basis

•Diluted Earnings Per Share was $0.17 and Non-GAAP Diluted Earnings Per Share was $0.63 in Q1 FY24

•Q1 FY24 operating cash flow of $127 million, less capital expenditures of $202 million, results in $(75) million of free cash flow

•Book-to-bill ratio of 0.89x and trailing twelve-month book-to-bill of 1.03x

•Returned $280 million to shareholders by repurchasing 11.0 million shares in Q1 FY24. Remain on-track to complete the $1 billion share repurchase program in FY24

ASHBURN, VA, August 2, 2023 – DXC Technology (NYSE: DXC) today reported results for the first quarter of fiscal year 2024.

Mike Salvino, DXC Chairman, President and Chief Executive Officer commented: “Our first quarter FY24 financial performance was mixed. While revenue and margin fell short of our expectations, free cash flow was better than expected. Our performance was impacted by lower than anticipated resale and project revenues. As a result of these factors, today we are reducing our guidance to reflect the challenging economic environment."

Mr. Salvino continued: “We are proud of the continued strong performance of our higher margin GBS segment. With our new operating model in place, we are confident that we can drive continued strong business momentum for GBS and improve the performance of GIS. We remain confident in our execution and are committed to delivering on our $1 billion share repurchase, which we believe will drive significant value for our shareholders."

Financial Highlights(1)	Q1 FY24	Q1 FY23
Revenue	$3,446	$3,707
YoY Revenue Growth	(7.0)%	(10.5)%
YoY Organic Revenue Growth(2)	(3.6)%	(2.6)%

Net Income	$42	$103
Net Income as a % of Sales	1.2%	2.8%

EBIT(2)	$95	$139
EBIT Margin %(2)	2.8%	3.7%

Adjusted EBIT(2)	$224	$259
Adjusted EBIT Margin %(2)	6.5%	7.0%

Earnings Per Share (Diluted)	$0.17	$0.43
Non-GAAP EPS (Diluted)(2)	$0.63	$0.75

Book-to-Bill (TTM)	1.03x	1.06x
Book-to-Bill	0.89x	0.87x
(1) In millions, except per-share amounts and numbers presented as percentages and ratios
(2) Reconciliation of GAAP to Non-GAAP measures provided in Non-GAAP Results.

Financial Highlights - First Quarter of Fiscal Year 2024

Revenue was $3.45 billion for the first quarter of fiscal year 2024, down 7.0% as compared to prior year period, and down 3.6% on an organic basis. First quarter revenues and organic revenue growth came in below the guidance range, primarily due to a slowdown in client expenditures that are, in the short term, discretionary. This included the resale of IT equipment, such as PCs, and services project work. These are projects that are typically below $5 million in size, and are sold into our existing account base.

Net income was $42 million, or 1.2% of sales for the first quarter of fiscal year 2024, compared to $103 million, or 2.8% of sales, in the prior year quarter. EBIT was $95 million or 2.8% of sales. Net income and EBIT in the quarter included the following items: amortization of acquired intangible assets of $89 million, restructuring costs of $20 million, tax indemnification charges of $11 million, impairment charges of $3 million, a loss on disposition of $5 million, and transaction, separation, and integration costs of $1 million. Excluding these items, Adjusted EBIT margin was 6.5% in the first quarter, a reduction of 50 bps as compared to the prior year quarter.

Diluted earnings per share was $0.17 and Non-GAAP diluted earnings per share was $0.63 for the first quarter of fiscal year 2024. GAAP and Non-GAAP earnings per share were adversely impacted by lower revenues, and higher than expected tax expense, partially offset by a lower share count.

On a trailing twelve months basis, the company delivered a book to bill of 1.03x.

During the first quarter of fiscal year 2024, the Company repurchased 11.0 million shares of common stock for a total of $280 million. The Company has retired 21% of its shares outstanding since the start of fiscal year 2022.

Financial Information by Segment

Global Business Services ("GBS")(1)	Q1 FY24	Q1 FY23
Revenue	$1,703	$1,758
YoY Revenue Growth	(3.1)%	(6.8)%
YoY Organic Revenue Growth(2)	3.3%	2.8%

Segment Profit	$192	$210
Segment Profit Margin	11.3%	11.9%

Book-to-Bill (TTM)	1.01x	1.17x
Book-to-Bill	0.84x	0.98x
(1) In millions
(2) Reconciliation of GAAP to Non-GAAP measures provided in Non-GAAP Results.

GBS segment revenue was $1,703 million in the first quarter of fiscal year 2024, down 3.1% compared to the prior year period and up 3.3% on an organic basis. The GBS performance was driven by strong growth in the Analytics & Engineering offering. GBS segment profit was $192 million and segment profit margin was 11.3%, down 60 bps compared to prior year, reflecting investments in building the skills and capacity required to continue to drive future growth, as well as the impact of lower pension income. GBS bookings for the quarter were $1.4 billion for a book-to-bill of 0.84x, and 1.01x on a trailing twelve months basis.

Global Infrastructure Services ("GIS")(1)	Q1 FY24	Q1 FY23
Revenue	$1,743	$1,949
YoY Revenue Growth	(10.6)%	(13.5)%
YoY Organic Revenue Growth(2)	(9.9)%	(7.2)%

Segment Profit	$91	$127
Segment Profit Margin	5.2%	6.5%

Book-to-Bill (TTM)	1.04x	0.96x
Book-to-Bill	0.94x	0.77x
(1) In millions
(2) Reconciliation of GAAP to Non-GAAP measures provided in Non-GAAP Results.

GIS segment revenue was $1,743 million in the first quarter of fiscal year 2024, down 10.6% compared to the prior year period, and down 9.9% on an organic basis. GIS segment revenue performance was impacted by declines in Cloud Infrastructure & ITO, and moderating declines in Modern Workplace. GIS segment profit was $91 million with a segment profit margin of 5.2%, a 130 bps margin compression as compared to first quarter of fiscal year 2023. GIS bookings were $1.7 billion in the quarter for a book-to-bill of 0.94x, and 1.04x on a trailing twelve months basis.

Offering Highlights

The results for our six offerings are as follows:

Offerings Revenues	Q1 FY24	Q4 FY23	Q3 FY23	Q2 FY23	Q1 FY23
Analytics and Engineering	$546	$558	$535	$524	$503
Applications	770	780	762	755	785
Insurance Software & BPS	382	390	371	363	367
Security	111	113	112	108	105
Cloud Infrastructure & ITO	1,209	1,270	1,283	1,309	1,396
Modern Workplace	423	457	433	436	448
Subtotal	3,441	3,568	3,496	3,495	3,604
M&A and Divestitures
Revenues	5	23	70	71	103
Total Revenues	$3,446	$3,591	$3,566	$3,566	$3,707

Cash Flow

Cash Flow	Q1 FY24	Q1 FY23
Cash Flow from Operations	$127	$163
Less Capital Expenditures:
Purchase of property and equipment	(55)	(68)
Transition and transformation contract costs	(62)	(57)
Software purchased or developed	(85)	(50)
Free Cash Flow	$(75)	$(12)

Cash flow from operations was $127 million in the first quarter of fiscal year 2024, as compared to $163 million in the first quarter of fiscal year 2023, and capital expenditures were $202 million in the first quarter of fiscal year 2024, as compared to $175 million in the first quarter of fiscal year 2023. Free cash flow (cash flow from operations, less capital expenditures) was $(75) million in the first quarter of fiscal year 2024, as compared to $(12) million in the first quarter of fiscal year 2023.

Guidance

The Company's guidance for the second quarter and full fiscal year 2024 is as follows:

Key Metrics	Q2 FY24 Guidance			FY24 Guidance
	Lower End	Higher End	Q2 FY23	Lower End	Higher End	FY23
Organic Revenue Growth %	(5.5)%	(4.5)%	(1.5)%	(4.0)%	(3.0)%	(2.7)%
Adjusted EBIT Margin	6.5%	7.0%	7.5%	7.0%	7.5%	8.0%
Non-GAAP Diluted EPS	$0.65	$0.70	$0.75	$3.15	$3.40	$3.47
Free Cash Flow			$17	$800		$737
Revenue
Revenue $	$3,430	$3,460	$3,566	$13,880	$14,030	$14,430
Acquisition & Divestitures Revenues %	(2.0)%		(2.5)%	(1.8)%		(2.6)%
Foreign Exchange Impact on Revenues %	3.6%		(7.4)%	2.1%		(6.0)%
Others
Pension Income Benefit*	~$20		$43	~$80		$178
Net Interest Expense	~$23		$16	~$90		$65
Non-GAAP Tax Rate	~34%			~29%
Weighted Average Diluted Shares Outstanding	203	207	233	196	205	233
Restructuring & TSI Expense			$57	~$100		$232
Capital Lease / Asset Financing payments			$115	~$440		$511
Foreign Exchange Assumptions	Current Estimate		Q2 FY23	Current Estimate		FY23
$/Euro exchange rate	$1.11		$1.01	$1.11		$1.04
$/GBP exchange rate	$1.28		$1.18	$1.28		$1.21
$/AUD exchange rate	$0.68		$0.68	$0.68		$0.69

*Pension benefit is split between Cost Of Sales (COS) & Other Income:
Fiscal year 2024: Net pension benefit of $80 million; $65 million service cost in COS, $145 million pension benefit in Other income
Fiscal year 2023: Net pension benefit of $178 million; $73 million service cost in COS, $251 million pension benefit in Other income

DXC does not provide a reconciliation of Non-GAAP measures that it discusses as part of its guidance because certain significant information required for such reconciliation is not available without unreasonable efforts or at all, including, most notably, the impact of significant non-recurring items. Without this information, DXC does not believe that a reconciliation would be meaningful.

Earnings Conference Call and Webcast

DXC Technology senior management will host a conference call and webcast to discuss these results on August 2, 2023, at 5:00 p.m. EDT. The dial-in number for domestic callers is +1 (888) 330-2455. Callers who reside outside of the United States should dial +1 (240) 789-2717. The passcode for all participants is 4164760. The webcast audio and any presentation slides will be available on DXC Technology’s Investor Relations website.

A replay of the conference call will be available from approximately two hours after the conclusion of the call until August 9, 2023. The phone number for the replay is +1 (800) 770-2030 or +1 (647) 362-9199. The replay passcode is 4164760.

About DXC Technology

DXC Technology (NYSE: DXC) helps global companies run their mission critical systems and operations while modernizing IT, optimizing data architectures, and ensuring security and scalability across public, private and hybrid clouds. The world’s largest companies and public sector organizations trust DXC to deploy services to drive new levels of performance, competitiveness, and customer experience across their IT estates. Learn more about how we deliver excellence for our customers and colleagues at DXC.com.

Forward-Looking Statements

All statements in this press release that do not directly and exclusively relate to historical facts constitute “forward-looking statements.” Forward-looking statements often include words such as “anticipates,” “believes,” “estimates,” “expects,” “forecast,” “goal,” “intends,” “objective,” “plans,” “projects,” “strategy,” “target,” and “will” and words and terms of similar substance in discussions of future operating or financial performance. Forward-looking statements include, among other things, statements with respect to our future financial condition, results of operations, cash flows, business strategies, operating efficiencies or synergies, divestitures, competitive position, growth opportunities, share repurchases, dividend payments, plans and objectives of management and other matters. These statements represent current expectations and beliefs, and no assurance can be given that the results described in such statements will be achieved. Such statements are subject to numerous assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those described in such statements, many of which are outside of our control. Furthermore, many of these risks and uncertainties are currently amplified by and may continue to be amplified by or may, in the future, be amplified by, the ongoing coronavirus disease 2019 (“COVID-19”) pandemic and the impact of varying private and governmental responses that affect our customers, employees, vendors and the economies and communities where they operate. Important factors that could cause actual results to differ materially from those described in forward-looking statements include, but are not limited to: the uncertainty of the magnitude, duration, geographic reach of the COVID-19 crisis, its impact on the global economy and the impact of current and potential travel restrictions, stay-at-home orders, vaccine mandates and economic restrictions implemented to address the crisis; our inability to succeed in our strategic objectives; the risk of liability or damage to our reputation resulting from security incidents, including breaches, and cyber-attacks to our systems and networks and those of our business partners, insider threats, disclosure of sensitive data or failure to comply with data protection laws and regulations in a rapidly evolving regulatory environment, in each case, whether deliberate or accidental; our inability to develop and expand our service offerings to address emerging business demands and technological trends, including our inability to sell differentiated services amongst our offerings; our inability to compete in certain markets and expand our capacity in certain offshore locations and risks associated with such offshore locations such as Russia’s recent invasion of Ukraine and our exit from the Russian market; failure to maintain our credit rating and ability to manage working capital, refinance and raise additional capital for future needs; our indebtedness; the competitive pressures faced by our business; our inability to accurately estimate the cost of services, and the completion timeline of contracts; execution risks by us and our suppliers, customers, and partners; the risks associated with natural disasters; our inability to retain and hire key personnel and maintain relationships with key partners; the risks associated with prolonged periods of inflation; the risks associated with our international operations, such as risks related to currency exchange rates and Brexit; our inability to comply with governmental regulations or the adoption of new laws or regulations, including social and environmental responsibility regulations, policies and provisions; our inability to achieve the expected benefits of our restructuring plans; inadvertent infringement of third-party intellectual property rights or our inability to protect our own intellectual property assets; our inability to procure third-party licenses required for the operation of our products and service offerings; risks associated with disruption of our supply chain; our inability to maintain effective internal control over financial reporting; potential losses due to asset impairment charges; our inability to pay dividends or repurchase shares of our common stock; pending investigations, claims and disputes and any adverse impact on our profitability and liquidity; disruptions in the credit markets, including disruptions that reduce our customers’ access to credit and increase the costs to our customers of obtaining credit; our failure to bid on projects effectively; financial difficulties of our customers and our inability to collect receivables; our inability to maintain and grow our customer relationships over time and to comply with customer contracts or government contracting regulations or requirements; our inability to succeed in our strategic transactions; changes in tax laws and any adverse impact on our effective tax rate; risks following the merger of Computer Sciences Corporation and Enterprise Services business of Hewlett Packard Enterprise Company's businesses, including anticipated tax treatment, unforeseen liabilities and future capital expenditures; and risks following the spin-off of our former U.S. Public Sector business and its related mergers with Vencore Holding Corp. and KeyPoint Government Solutions in June 2018 to form Perspecta Inc., which was acquired by Peraton in May 2021. For a written description of these factors, see the section titled “Risk Factors” in DXC’s Annual Report on Form 10-K for the fiscal year ended March 31, 2023, and any updating information in subsequent SEC filings, including DXC’s upcoming Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023.

No assurance can be given that any goal or plan set forth in any forward-looking statement can or will be achieved, and readers are cautioned not to place undue reliance on such statements which speak only as of the date they are made. We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events except as required by law.

About Non-GAAP Measures

In an effort to provide investors with supplemental financial information, in addition to the preliminary and unaudited financial information presented on a GAAP basis, we have also disclosed in this press release preliminary Non-GAAP information including: earnings before interest and taxes ("EBIT"), EBIT margin, Adjusted EBIT, Adjusted EBIT margin, Non-GAAP diluted EPS, organic revenues, organic revenue growth, free cash flow, and non-GAAP tax rate.

We believe EBIT, EBIT margin, Adjusted EBIT, Adjusted EBIT margin, and Non-GAAP diluted EPS provide investors with useful supplemental information about our operating performance after excluding certain categories of expenses.

One category of expenses excluded from Adjusted EBIT, Adjusted EBIT margin, and Non-GAAP diluted EPS, incremental amortization of intangible assets acquired through business combinations, may result in a significant difference in period over period amortization expense on a GAAP basis. We exclude amortization of certain acquired intangible assets as these non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Although DXC management excludes amortization of acquired intangible assets primarily customer-related intangible assets from its Non-GAAP expenses, we believe that it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and support revenue generation. Any future transactions may result in a change to the acquired intangible asset balances and associated amortization expense.

Another category of expenses excluded from Adjusted EBIT, Adjusted EBIT margin, and Non-GAAP diluted EPS, impairment losses, may result in a significant difference in period-over-period expense on a GAAP basis. We exclude impairment losses as these non-cash amounts, reflect generally an acceleration of what would be multiple periods of expense and are not expected to occur frequently. Further assets such as goodwill may be significantly impacted by market conditions outside of management’s control.

We believe organic revenue growth provides investors with useful supplemental information about our revenues after excluding the effect of currency exchange rate fluctuations for currencies other than U.S. dollars and the effects of acquisitions and divestitures in the periods presented. See below for a description of the methodology we use to present organic revenues.

Selected references are made to revenue growth on an “organic basis” so that certain financial results can be viewed without the impact of fluctuations in foreign currency rates and without the impacts of acquisitions and divestitures, thereby providing comparisons of operating performance from period to period of the business that we have owned during all periods presented. Organic revenue growth is calculated by dividing the year-over-year change in GAAP revenues attributed to organic growth by the GAAP revenues reported in the prior comparable period. Organic revenue is calculated as constant currency revenue excluding the impact of mergers, acquisitions or similar transactions until the one-year anniversary of the transaction and excluding revenues of divestitures during the reporting period. This approach is used for all results where the functional currency is not the U.S. dollar.

Free cash flow represents cash flow from operations, less capital expenditures. Free cash flow is utilized by our management, investors, and analysts to evaluate cash available to pay debt, repurchase shares, and provide further investment in the business.

There are limitations to the use of the Non-GAAP financial measures presented in this press release. One of the limitations is that they do not reflect complete financial results. We compensate for this limitation by providing a reconciliation between our Non-GAAP financial measures and the respective most directly comparable financial measure calculated and presented in accordance with GAAP. Additionally, other companies, including companies in our industry, may calculate Non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes between companies.

# # #

Contact:

John Sweeney, CFA, VP of Investor Relations, +1-980-315-3665, john.sweeney@dxc.com
Sean B. Pasternak, Corporate Media Relations, +1-647-975-7326, sean.pasternak@dxc.com

Condensed Consolidated Statements of Operations
(preliminary and unaudited)

	Three Months Ended
(in millions, except per-share amounts)	June 30, 2023	June 30, 2022

Revenues	$3,446	$3,707

Costs of services	2,719	2,930
Selling, general and administrative	327	349
Depreciation and amortization	344	389
Restructuring costs	20	33
Interest expense	66	37
Interest income	(49)	(20)
Loss (gain) on disposition of businesses	5	(29)
Other income, net	(64)	(104)
Total costs and expenses	3,368	3,585

Income before income taxes	78	122
Income tax expense	36	19
Net income	42	103
Less: net income attributable to non-controlling interest, net of tax	6	1
Net income attributable to DXC common stockholders	$36	$102

Income per common share:
Basic	$0.17	$0.44
Diluted	$0.17	$0.43

Weighted average common shares outstanding for:
Basic EPS	210.11	232.48
Diluted EPS	213.75	237.38

Selected Condensed Consolidated Balance Sheet Data
(preliminary and unaudited)

	As of
(in millions)	June 30, 2023	March 31, 2023
Assets
Cash and cash equivalents	$1,576	$1,858
Receivables, net	3,285	3,441
Prepaid expenses	652	565
Other current assets	231	255
Assets held for sale	—	5
Total current assets	5,744	6,124

Intangible assets, net	2,441	2,569
Operating right-of-use assets, net	849	909
Goodwill	539	539
Deferred income taxes, net	512	460
Property and equipment, net	1,922	1,979
Other assets	3,281	3,247
Assets held for sale - non-current	5	18
Total Assets	$15,293	$15,845

Liabilities
Short-term debt and current maturities of long-term debt	$694	$500
Accounts payable	701	782
Accrued payroll and related costs	613	569
Current operating lease liabilities	303	317
Accrued expenses and other current liabilities	1,587	1,836
Deferred revenue and advance contract payments	1,008	1,054
Income taxes payable	151	120
Liabilities related to assets held for sale	—	9
Total current liabilities	5,057	5,187

Long-term debt, net of current maturities	3,891	3,900
Non-current deferred revenue	749	788
Non-current operating lease liabilities	598	648
Non-current income tax liabilities and deferred tax liabilities	579	587
Other long-term liabilities	816	912
Liabilities related to assets held for sale - non-current	—	3
Total Liabilities	11,690	12,025

Total Equity	3,603	3,820

Total Liabilities and Equity	$15,293	$15,845

Condensed Consolidated Statements of Cash Flows
(preliminary and unaudited)

	Three Months Ended
(in millions)	June 30, 2023	June 30, 2022
Cash flows from operating activities:
Net income	$42	$103
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	351	398
Operating right-of-use expense	90	106
Share-based compensation	23	28
Deferred taxes	(50)	(38)
Gain on dispositions	(9)	(62)
Provision for losses on accounts receivable	2	2
Unrealized foreign currency exchange loss	23	46
Impairment losses and contract write-offs	7	—
Other non-cash charges, net	(2)	3
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Decrease (Increase) in assets	63	(69)
Decrease in operating lease liability	(90)	(106)
Decrease in other liabilities	(323)	(248)
Net cash provided by operating activities	127	163

Cash flows from investing activities:
Purchases of property and equipment	(55)	(68)
Payments for transition and transformation contract costs	(62)	(57)
Software purchased and developed	(85)	(50)
Business dispositions, net of cash sold	(7)	(36)
Proceeds from sale of assets	11	14
Short-term investing	(3)	—
Other investing activities, net	2	5
Net cash used in investing activities	(199)	(192)

Cash flows from financing activities:
Borrowings of commercial paper	546	292
Repayments of commercial paper	(305)	(239)
Payments on finance leases and borrowings for asset financing	(131)	(159)
Proceeds from stock options and other common stock transactions	—	1
Taxes paid related to net share settlements of share-based compensation awards	(33)	(12)
Repurchase of common stock and advance payment for accelerated share repurchase	(285)	(272)
Other financing activities, net	(2)	(5)
Net cash used in financing activities	(210)	(394)
Effect of exchange rate changes on cash and cash equivalents	—	(50)
Net decrease in cash and cash equivalents including cash classified within current assets held for sale	(282)	(473)
Cash classified within current assets held for sale	—	10
Net decrease in cash and cash equivalents	(282)	(463)
Cash and cash equivalents at beginning of year	1,858	2,672
Cash and cash equivalents at end of period	$1,576	$2,209

Segment Profit

We define segment profit as segment revenues less costs of services, segment selling, general and administrative, depreciation and amortization, and other income (excluding the movement in foreign currency exchange rates on our foreign currency denominated assets and liabilities and the related economic hedges). The Company does not allocate to its segments certain operating expenses managed at the corporate level. These unallocated costs generally include certain corporate function costs, stock-based compensation expense, pension and other post-retirement benefits (“OPEB”) actuarial and settlement gains and losses, restructuring costs, transaction, separation and integration-related costs, and amortization of acquired intangible assets.

	Three Months Ended
(in millions)	June 30, 2022	June 30, 2021
GBS profit	$192	$210
GIS profit	91	127
All other loss	(59)	(78)
Subtotal	$224	$259
Interest income	49	20
Interest expense	(66)	(37)
Restructuring costs	(20)	(33)
Transaction, separation and integration-relation costs	(1)	(2)
Amortization of acquired intangible assets	(89)	(104)
Merger related indemnification	(11)	(10)
(Loss) gain on disposition of businesses	(5)	29
Impairment losses	(3)	—
Income before income taxes	$78	$122

Segment profit margins
GBS	11.3%	11.9%
GIS	5.2%	6.5%

Reconciliation of Non-GAAP Financial Measures

Our Non-GAAP adjustments include:
•Restructuring costs – includes costs, net of reversals, related to workforce and real estate optimization and other similar charges.
•Transaction, separation and integration-related (“TSI”) costs – includes costs related to integration, separation, planning, financing and advisory fees and other similar charges associated with mergers, acquisitions, strategic investments, joint ventures, and dispositions and other similar transactions incurred within one year of such transactions closing, except for costs associated with related disputes, which may arise more than one year after closing.
•Amortization of acquired intangible assets – includes amortization of intangible assets acquired through business combinations.
•Merger related indemnification - in fiscal 2024, represents the Company’s current estimate of potential liability to HPE for a tax related indemnification; and in fiscal 2023, represents the Company’s estimate of potential liability to HPE for indemnification following the outcome of the Oracle v. HPE litigation in June 2022. These obligations are pursuant to the HPES merger.
•Gains and losses on dispositions – gains and losses related to dispositions of businesses, strategic assets and interests in less than wholly-owned entities.(1)
•Impairment losses – non-cash charges associated with the permanent reduction in the value of the Company’s assets (e.g., impairment of goodwill and other long-term assets including fixed assets and impairments to deferred tax assets for discrete changes in valuation allowances). Future discrete reversals of valuation allowances are likewise excluded.(2)
•Tax adjustments – discrete tax adjustments to impair or recognize certain deferred tax assets and adjustments for changes in tax legislation. Income tax expense (benefit) of merger and divestitures is separately computed based on the underlying transaction. Income tax expense of all other (non-discrete) non-GAAP adjustments is computed by applying the jurisdictional tax rate to the pre-tax adjustments on a jurisdictional basis.

(1) During the first quarter of fiscal 2024 and fiscal 2023, the Company sold insignificant businesses that resulted in a loss of $5 million and a gain of $38 million, respectively. During the first quarter of fiscal 2023, the Company also classified certain insignificant businesses as held for sale and recognized a loss of $9 million.

(2) Impairment losses for the first quarter of fiscal 2024 include a $3 million and $4 million impairment charge associated with two strategic investments accounted for within Other income, net and Net income attributable to non-controlling interest, net of tax, respectively.

Non-GAAP Results

A reconciliation of reported results to Non-GAAP results is as follows:

	Three Months Ended June 30, 2023
(in millions, except per-share amounts)	As Reported	Restructuring Costs	Transaction, Separation and Integration-Related Costs	Amortization of Acquired Intangible Assets	Merger Related Indemnification	Gains and Losses on Dispositions	Impairment Losses	Tax Adjustments	Non-GAAP Results
Income before income taxes	$78	$20	$1	$89	$11	$5	$3	$—	$207
Income tax expense	36	5	—	21	11	—	1	(3)	71
Net income	42	15	1	68	—	5	2	3	136
Less: net income attributable to non-controlling interest, net of tax	6	—	—	—	—	—	(4)	—	2
Net income attributable to DXC common stockholders	$36	$15	$1	$68	$—	$5	$6	$3	$134

Effective Tax Rate	46.2%								34.3%

Basic EPS	$0.17	$0.07	$—	$0.32	$—	$0.02	$0.03	$0.01	$0.64
Diluted EPS	$0.17	$0.07	$—	$0.32	$—	$0.02	$0.03	$0.01	$0.63

Weighted average common shares outstanding for:
Basic EPS	210.11	210.11	210.11	210.11	210.11	210.11	210.11	210.11	210.11
Diluted EPS	213.75	213.75	213.75	213.75	213.75	213.75	213.75	213.75	213.75

	Three Months Ended June 30, 2022
(in millions, except per-share amounts)	As Reported	Restructuring Costs	Transaction, Separation and Integration-Related Costs	Amortization of Acquired Intangible Assets	Merger Related Indemnification	Gains and Losses on Dispositions	Non-GAAP Results
Income before income taxes	$122	$33	$2	$104	$10	$(29)	$242
Income tax expense	19	8	—	24	2	9	62
Net income	103	25	2	80	8	(38)	180
Less: net income attributable to non-controlling interest, net of tax	1	—	—	—	—	—	1
Net income attributable to DXC common stockholders	$102	$25	$2	$80	$8	$(38)	$179

Effective Tax Rate	15.6%						25.6%

Basic EPS	$0.44	$0.11	$0.01	$0.34	$0.03	$(0.16)	$0.77
Diluted EPS	$0.43	$0.11	$0.01	$0.34	$0.03	$(0.16)	$0.75

Weighted average common shares outstanding for:
Basic EPS	232.48	232.48	232.48	232.48	232.48	232.48	232.48
Diluted EPS	237.38	237.38	237.38	237.38	237.38	237.38	237.38

The above tables serve to reconcile the Non-GAAP financial measures to the most directly comparable GAAP measures. Please refer to the “About Non-GAAP Measures” section of the press release for further information on the use of these Non-GAAP measures.

Year-over-Year Organic Revenue Growth

	Three Months Ended
	June 30, 2023	June 30, 2022
Total revenue growth	(7.0)%	(10.5)%
Foreign currency	0.7%	5.8%
Acquisition and divestitures	2.7%	2.1%
Organic revenue growth	(3.6)%	(2.6)%

GBS revenue growth	(3.1)%	(6.8)%
Foreign currency	0.8%	5.9%
Acquisition and divestitures	5.6%	3.7%
GBS organic revenue growth	3.3%	2.8%

GIS revenue growth	(10.6)%	(13.5)%
Foreign currency	0.7%	5.8%
Acquisition and divestitures	—%	0.5%
GIS organic revenue growth	(9.9)%	(7.2)%

EBIT and Adjusted EBIT

	Three Months Ended
(in millions)	June 30, 2023	June 30, 2022
Net income	$42	$103
Income tax expense	36	19
Interest income	(49)	(20)
Interest expense	66	37
EBIT	95	139
Restructuring costs	20	33
Transaction, separation and integration-related costs	1	2
Amortization of acquired intangible assets	89	104
Merger related indemnification	11	10
Loss (gain) on disposition of businesses	5	(29)
Impairment losses	3	—
Adjusted EBIT	$224	$259

EBIT margin	2.8%	3.7%
Adjusted EBIT margin	6.5%	7.0%

Source: DXC Technology
Category: Investor Relations